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                                                             Exhibit Number 23.2




                 Notice Regarding Consent of Arthur Andersen LLP
                 -----------------------------------------------


Arthur Andersen LLP audited the Plan for the year ended December 31, 2000. On May 16, 2002, Arthur Andersen LLP was dismissed as the Plan's independent auditors and KPMG LLP was hired as the Plan's independent auditors for the 2002 fiscal year. The Plan was not able to obtain the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act of 1933 (the Securities Act) for the inclusion of their opinion related to the 2000 financial statements. Accordingly, Arthur Andersen LLP's liability to the participants pursuant to Section 11(a)(4) of the Securities Act may be limited, and therefore may have their recovery limited as a result of the lack of consent.